Exhibit 99.1

Charles River Laboratories Reconfirms Guidance; 2003 at High End of
Ranges

    WILMINGTON, Mass.--(BUSINESS WIRE)--Jan. 12, 2004--Charles River Laboratories' (NYSE:CRL) Chairman, President and Chief Executive Officer James C. Foster and Senior Vice President and Chief Financial Officer Thomas F. Ackerman will present on Tuesday, January 13, at the JPMorgan 22nd Annual Healthcare Conference in San Francisco. In conjunction with that presentation, and in keeping with the requirements of SEC Regulation FD, Charles River today confirmed guidance for 2003 and 2004 as provided in the third-quarter earnings release on October 29, 2003.
    For 2003, the Company had stated that sales were expected to be 9% to 11% higher than in 2002 and earnings per diluted share were expected to be in a range of $1.58 to $1.63. The Company now anticipates that both sales growth and earnings will be at the high end of the ranges, due to strength in both business segments.
    The Company also reconfirmed its expectation that for 2004, sales growth will be in a range of 5% to 9% and earnings per diluted share will be at least $1.76.
    The Company is planning a reorganization of international operations in Europe in the first quarter of 2004. The reorganization would improve operating efficiency and cash management, facilitate acquisitions and provide tax benefits. If implemented, the reorganization would result in a one-time, non-cash charge to earnings in the first quarter, but would improve ongoing earnings and cash flow in 2004 and thereafter. The reorganization is not included in the Company's current 2004 guidance.
    Charles River expects to provide further guidance on its expectations for 2004 in its 2003 fourth-quarter earnings release on Tuesday, February 10, 2004 and the associated conference call on Wednesday, February 11 at 8:30 a.m. Eastern time.

    Presentation at JPMorgan Healthcare Conference

    Management will present on Tuesday, January 13, at 10:00 a.m. Pacific time. A live webcast of the presentation will be available through a link that will be posted on the Investor Relations section of the Charles River Laboratories website, http://ir.criver.com. A webcast replay will be accessible through the Investor Relations section of the Company's website approximately three hours following the presentation and will remain available until Tuesday, January 20, 2004. The associated slide presentation will be available for downloading during that time.
    Charles River Laboratories, based in Wilmington, Massachusetts, is a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. The Company is the global leader in providing the animal research models required in research and development for new drugs, devices and therapies. The Company also offers a broad and growing portfolio of biomedical products and services that enable customers to reduce cost, increase speed, and enhance productivity and effectiveness in drug discovery and development. Charles River's customer base spans over 50 countries, and includes all of the major pharmaceutical companies, biotechnology companies, and many leading hospitals and academic institutions. The Company operates 82 facilities in 16 countries worldwide.

    Caution Concerning Forward-Looking Statements. This document includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on management's current expectations, and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements, and the Company expressly does not undertake any duty to update forward-looking statements, which speak only as of the date of this document. Those risks and uncertainties include, but are not limited to: a decrease in pre-clinical research and development spending or a decrease in the level of outsourced services; acquisition integration risks; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in the Company's Annual Report on Form 10-K as filed on March 20, 2003, with the Securities and Exchange Commission.

    CONTACT: Charles River Laboratories
             Investor Contact:
             Susan E. Hardy, 978-658-6000 Ext.1616
             Director, Investor Relations